***Text Omitted and Filed Separately with the Commission

Confidential Treatment Requested

Under 17 C.F.R. Sec. 200.80(b)(4),

200.83 and 240.24b-2

JOINT DEVELOPMENT AGREEMENT

THIS AGREEMENT (“Joint Development Agreement”) dated this day of June 2004, between Hitachi, Ltd., a corporation having its principal place of business at 6, Kanda-Surugadai 4-chome, Chiyoda-ku, Tokyo, Japan (“Hitachi”), acting through its Digital Media Division Tokai Center, and Exabyte Corporation, a Delaware corporation, having its principal place of business at 2108 55th Street, Boulder, Colorado 80301 (“Exabyte”).

W I T N E S S E T H :

WHEREAS, Exabyte has leading edge electronic design expertise in advanced and proprietary variable speed architecture technology, drive firmware, and head design; and

WHEREAS, Exabyte desires to have certain elements of an 8mm tape drive designed and developed, and the complete drive assembly manufactured; and

WHEREAS, Hitachi has leading edge electronic design expertise in tape drives; and

WHEREAS, Hitachi has facilities, equipment and employees which permit it to undertake certain elements of the design and development of this tape drive; and

WHEREAS, Exabyte and Hitachi are willing to enter into an agreement under which both parties will undertake certain design, development, and possible manufacture roles;

NOW THEREFORE, in consideration of the covenants and agreements contained herein, Exabyte and Hitachi hereby agree as follows:

1.	DEFINITIONS

1.1    “Product(s)” as used herein shall mean an 8mm tape drive with a SCSI interface, as described on the product description attached as Exhibit A and as will be more fully described in the Product Specification to be developed under this Agreement. .

1.2    “Development” as used herein shall mean the design, development and improvements needed for the Product.

1.3    “Development Units” as used herein shall mean either, prototype or engineering verification test samples of Products (“EVT”) built with primarily machined or soft tooling using a non-production environment to verify design concepts.

1.4    “Qualification Units” as used herein shall mean design verification test samples of Products (“DVT”) or pre-production samples built using hard tooling and released manufacturing processes to prove out the final design and manufacturing capability respectively.

1.5    “Payment Term” as used herein shall mean the term of payments by Exabyte to Hitachi as set forth in Exhibit B.

1.6.   “Effective Date” as used herein shall mean the last date of execution of this Joint Development Agreement by the parties hereto or a date of approval by the competent authorities of the Government of Japan and/or USA, as may be required, whichever comes later. Exabyte will confirm separately whether the execution of this Joint Development Agreement necessitates the governmental authorization or not.

2.	DEVELOPMENT

2.1    Performance of Tasks. Subject to the terms and conditions contained in this Joint Development Agreement, Hitachi and Exabyte hereby agree to carry out the activities in accordance with Exhibit C. Exabyte and Hitachi acknowledge that Hitachi will initiate the Development from April of 2004.

2.2    Delivery of Development Prototypes. Hitachi agrees to deliver to Exabyte Development Units and/or Qualification Units in accordance with the schedule set forth in Exhibit D. Exabyte agrees to notify Hitachi within thirty (30) days of delivery if, in Exabyte’s reasonable opinion, the Development Units and/or Qualification Units fail to meet applicable specifications. Failure of Exabyte to so notify Hitachi within such thirty (30) days shall constitute agreement by Exabyte that such Development Units and/or Qualification Units meet all the pertinent requirements. Upon receipt by Hitachi of such written notification that an item delivered does not, in Exabyte’s reasonable opinion, meet the requirements of a Development Units and/or Qualification Unit, Hitachi shall commence diligently and in good faith to verify and rectify any specified deficiencies. Both parties will determine how/when the necessary change will be incorporated into the next deliverable Development Units and/or Qualification Units and whether credit is due for the deficient Development Units and/or Qualification Units that were delivered. Exabyte shall give Hitachi access to all tests and other evaluation data generated by or for Exabyte with respect to Exabyte’s evaluation of Development Units and/or Qualification Units delivered to Exabyte under this Joint Development Agreement.

2.3    Specifications. Exabyte and Hitachi shall act diligently and as expeditiously as possible in reaching an agreement on final specifications, to be mutually agreed upon based on the Product Description as provided in Exhibit A. The final specifications shall replace entirely all previous specifications, including the Product Description defined in Exhibit A.

3.	COST TARGETS AND PRICING

3.1    Both parties acknowledge the importance of achieving the lowest possible product cost and both parties agree to use their best efforts to meet and improve on the cost targets, by referring to VXA3 drive cost estimation under the technical MOU proposed by Hitachi dated February 23, 2004, as attached hereto as Exhibit H. List of the cost is set forth below:

3.1.1	Bill of materials cost of direct material, including packaging for SCSI:

3.1.2 Reasonable mark-up on the price to Exabyte for the Product which includes an amount for profit, assembly and test, overhead, and warranty:

3.2    Exabyte will provide a cost target based upon a “should-cost” analysis before the completion of project Phase 4 of Exhibit D.

3.3    Hitachi will deliver a product cost estimate at the end of “EVT build and testing stage” of the project, as stipulated in the project phase 5 of Exhibit D. Exabyte and Hitachi acknowledge that the delivered cost estimation mentioned herein may be increased and/or decreased due to any change of the specification.

3.4    The parties agree 1) to reconcile cost differences between Exabyte’s should-cost and Hitachi’s estimate, as described in project phase 6 of EXHIBIT D and 2) to complete actions necessary to enter project phase 7 of Exhibit D. Exabyte shall, whenever necessary, inform Hitachi of the cost target which Exabyte’s OEM customer(s) are requesting. Exabyte and Hitachi shall make their best effort to meet such cost target to ensure that prices for the Products are reduced on a continual basis and that such price reductions are equal to the overall market for the Products. Exabyte will be the final decision maker on whether the cost objective has been met. In case the cost difference is irreconcilable, either party shall have the right to terminate this Joint Development Agreement under the condition of Article 5.1.3.

3.5    The parties acknowledge that after mass production has begun, improvements in the design, production, procurement and assembly are expected to be identified and implemented. The parties agree to negotiate in good faith for both Product cost reductions and appropriate sharing of the benefits from all Product cost reductions.

3.6    The table in Exhibit E lists the quantities and estimated costs for prototype of the Product, EVT, and DVT units. Since the design and specifications are still being developed and finalized, such estimated costs are for planning purposes and subject to change as noted in the Exhibit E.

4.	PAYMENTS, TOOLING COSTS AND TAXES
	4.1	Payment

Exabyte agrees to pay Hitachi for Hitachi’s Development activities described in Exhibit C, based on Payment Terms described in Exhibit B. Exabyte acknowledges that Hitachi will initiate the Development from April of 2004 and that the costs relating hereto will incur from such period.

4.1.1 Upon completion of each project phase described in as set forth in Exhibit D, Hitachi will provide Exabyte with the drive assembly, sub-assembly and piece-part drawings, bill of materials, and list of tooling, jigs and equipment which were produced in the course of the Development- all in English. Exabyte will have the right to ask Hitachi to provide additional information so that it can understand the contents of such drive assembly, sub-assembly and piece-part drawings, bill of materials, and list of tooling, jigs and equipment. These documents will be archived in their document control system ([...***...]). Starting with project phase 7, Hitachi and Exabyte will store the data of all changes about Development, utilizing established engineering change order process.

*Confidential Treatment Requested

In case Hitachi contemplates additional Development which Hitachi and Exabyte judge necessary for realizing required Product Specification and reliability and in case Hitachi and Exabyte agree to do so in advance in writing, such cost shall be borne and paid by Exabyte.

Engineering Change Requests (ECR) along with supporting documentation are required to be submitted to Exabyte for all proposed parts tooling and production line jigs and equipment. No commitments should be entered into until the ECR is signed by Exabyte.

4.1.2	Non Recurring Expenses (“NRE”) and Tooling Costs

Hitachi will submit to Exabyte monthly reports for NRE, which will detail Hitachi’s activity regarding certain tasks (e.g. design and test) along with specific deliverables (e.g. design documentation and test reports) regarding Product. Hitachi shall submit to Exabyte NRE invoices together with such reports. Exabyte shall pay NRE within [...***...] ([...***...]) days after the receipt of each invoice. Additional costs incurred due to schedule delay, beyond that outlined in Exhibit D, will be mutually agreed upon by Exabyte and Hitachi. NRE fees are set forth in Exhibit F attached hereto, and Exhibit F may be amended or superseded only by written agreement between Hitachi and Exabyte. Hitachi and Exabyte agree that Hitachi will issue the first report on June 1, 2004.

4.1.3	Tooling charge

Hitachi shall submit to Exabyte monthly reports on the thirtieth (30th) day of a month, which will detail Hitachi’s tooling costs regarding Product for such month. Such reports will contain, in addition to other relevant information, details of Hitachi’s confirmation of first article inspection (“FAI”) acceptance. Hitachi shall submit to Exabyte invoices of the tooling charge together with such reports. Exabyte shall pay tooling cost within [...***...] ([...***...]) days after the receipt of each invoice. Exabyte shall own tooling upon payment for such tooling by Exabyte to Hitachi. The tooling costs are set forth in Exhibit F, attached hereto and Exhibit F may be amended or superseded only by written agreement between Hitachi and Exabyte.

4.2	Taxes

All taxes imposed as a result of the existence of this Agreement, or the performance of the parties hereunder, shall be borne and paid by the party required to do so by applicable law. In case that Hitachi is obligated to pay any tax or charges imposed by the government of USA with respect to any amount under this Agreement, Exabyte shall take necessary procedures and pay them to the government of USA on behalf of Hitachi, and send tax payment certificate thereof to Hitachi immediately.

5.	TERMINATION
	5.1	Termination

5.1.1  Phase Termination. This Joint Development Agreement shall become effective on the Effective Date, and continue to be effective until the date of Expiration provided in 5.1.6 below.

*Confidential Treatment Requested

5.1.2 Exabyte has the right to terminate this Joint Development Agreement if Exabyte and Hitachi reasonably conclude that Hitachi is unable (1) to deliver a Development Unit on a timely basis, (2) to meet the Product cost target at the EVT build phase or show a plan that gets to the cost target within an acceptable time period, or (3) in a timely manner, to correct a deficiency in accordance with Section 2.2.

5.1.3 Either party has the right to terminate this Joint Development Agreement at any time by giving written notice of such termination to the other party, with at least six (6) months advance written notice of any termination.

5.1.4 In the event that either party fails substantially to perform each and every obligation to be performed by it hereunder and such default cannot be cured within thirty (30) days after notice from the other party, then the other party shall have the right to terminate this Joint Development Agreement by giving thirty (30) days’ notice.

5.1.5 This Joint Development Agreement may be terminated by either party in its entirety upon notice in the event that;

1) such termination is necessary to comply with any order of the government of the party so terminating,

2) normal conduct of the business of the other party as a private enterprise ceases, or is substantially altered as a consequence of any action taken by governmental, judicial, or any other authority, or the operation is stopped,

3) insolvency, bankruptcy, liquidation or dissolution of Hitachi and/or Exabyte or

4) suspension of this Joint Development Agreement exceeds more than one (1) year.

5.1.6 Expiration. This Joint Development Agreement shall expire under its normal terms upon satisfactory completion of DVT and shall entry into mass production of the Products, project phase 9 of the Exhibit D.

5.2	Rights and Obligations Upon Termination.

Termination shall not relieve Exabyte from an obligation to make any payments under this Joint Development Agreement for Development Units and Qualification Units whether finished or in process, any material, tooling, and NRE charges for which the development has been approved by Exabyte in writing and adequate proof of cost expenditure has been supplied by Hitachi. Hitachi agrees to deliver to Exabyte all technical information produced prior to termination relating to design and development of the Product, including documentation, all tooling and jigs, and other tangible manifestation produced in the course of Development on the condition that Exabyte abide the terms and conditions provided in Article 5 herein.

5.3    In the event of termination pursuant to Section 5.1.5 3), the rights and licenses granted under this Joint Development Agreement to the party which becomes bankrupt or insolvent shall upon termination cease with immediate effect. The non-defaulting party shall continue to be granted rights and licenses, in accordance with the terms hereof, with respect to Development Rights of the defaulting party available to it at the date of such termination.

5.4	Survival rights and obligations

The rights and obligations set forth in Sections 6 and 7 shall survive after the termination of this Joint Development Agreement.

6.	INTELLECTUAL PROPERTY
	6.1	Inventions and Test Data.

Any design, developments, inventions, know-how, computer programs or technical information which result from the Development including, without limitation, the copyright, patent and all other proprietary rights, including intellectual property rights relating thereto (“Development Rights”), shall be owned by Exabyte subject to the rights of the parties as set forth below:

6.1.1 Exabyte and its affiliates shall own and may perpetually use the Development Rights for any application;

6.1.2 Hitachi and its affiliates shall be licensed and shall perpetually use the Development Rights on a royalty-free basis for any and all non-data storage applications;

6.1.3 Except for the supply of Product to Exabyte as set forth in Section 8, Hitachi and its affiliates agree not to use or license the Development Rights on behalf of itself or third parties for data storage applications without the prior written consent of Exabyte.

6.1.4 Neither party shall have any rights in any other inventions made by the other party outside of this Joint Development Agreement.

6.1.5 In case Exabyte or Hitachi desires to incorporate new affiliate(s) to the scope of this Joint Development Agreement, such a party shall notify the other party in writing and obtain a written approval from the other party. Such written approval by the other party shall not be unreasonably withheld.

6.2    Each party grants to the other party a limited, non-exclusive, royalty-free license, without the right to sublicense, of all patents and other proprietary rights owned by such party as is reasonably necessary for the development of Development Units and Product. The patents and other proprietary rights licensed by Hitachi to Exabyte hereunder shall be limited to those owned by the Digital Media Division of Hitachi, provided, however Hitachi agrees to investigate whether the Development Units (excepting those portions not developed by Hitachi) infringe the patent rights or other proprietary rights owned by any other Hitachi division and/or affiliates or not, and agrees to submit periodical reports to Exabyte about such investigation until the completion of Development. Hitachi also agrees to cooperate with Exabyte to reconcile any such claim from any other Hitachi division or affiliates. Hitachi will make its best effort to investigate whether there are patents or other intellectual property rights of any other party which may conflict with Exabyte’s use of Development Unit, Qualification Units and Product. Such representation and the agreement to hold harmless shall apply only to the subject matter of this Joint Development Agreement.

6.3    Neither party shall have any rights in any other inventions made by the other party with no relation to the scope of this Joint Development Agreement.

6.3    Potentially patentable Developments which will be arising in the course of the Development and about which each party judge that Exabyte and Hitachi should decide the ownership of the Development Rights, shall be processed basically in accordance with the Memorandum of Understanding between Hitachi and Exabyte dated December 30, 1999. Provided, however, the detailed procedure of such patent application shall be revised to as described in Exhibit G.

6.6    Exabyte and Hitachi shall submit to the other party quarterly report, within thirty (30) days from the end of each June 2004, September 2004, December 2004, March 2005 and June 2005. Such report shall list the pending patents which each party are applying to patent authority in relation to Development.

7	CONFIDENTIALITY AND NON-USE

7.1    Confidentiality. Hitachi and Exabyte shall receive from the other party under this Joint Development Agreement certain components, parts, drawings, data sketches, plans, programs, specifications, techniques, processes, inventions and other information of a secret, confidential or proprietary nature relating to development of Product and marked as “Confidential” (hereinafter collectively referred to as “Proprietary Information”). Each party shall hold in trust and confidence, and shall not disclose to any person outside its organization, any Proprietary Information disclosed by the other party. Proprietary Information disclosed under this Joint Development Agreement may be used by the receiving party(ies) only for the purpose for which it was disclosed. Receiving party shall only disclose disclosing party’s Proprietary Information to persons with a need to know such Proprietary Information and only to the extent necessary to permit the performance of obligations arising under this Agreement. Proprietary Information shall only be disclosed to those who are bound to protect the confidentiality of such Proprietary Information. The undertaking and obligations of the receiving party(ies) under this Joint Development Agreement shall not apply to any Proprietary Information which (i) is disclosed in printed publication available to the public, (ii) is described in a patent anywhere in the world, (iii) is otherwise in the public domain at the time of disclosure, subsequently may become the public knowledge through no fault or action of the receiving party(ies), (iv) is shown by the receiving party as a matter of record prior to the time of disclosure has already been, or subsequently may be, independently developed by the receiving party(ies), (v) prior to the time of disclosure has already been, or subsequently may be, lawfully acquired by the receiving party(ies) from a third party having the proper right to such information without obligation of confidentiality, (vi) is generally disclosed to third parties by the disclosing party without restriction on such third parties, (vii) is approved for release by written authorization of the disclosing party(ies), or (viii) is not designated by the disclosing party(ies) in writing or by the appropriate stamp or legend to be of a secret, confidential or proprietary nature within thirty (30) days of each disclosure of Proprietary Information.

After termination and/or expiration of this Joint Development Agreement, the receiving party(ies): 1) will return or certify a destruction of, all tangible Proprietary Information received from the disclosing party(ies), without retaining any copy. Any obligation pursuant to this Section 7.1 shall expire three (3) years after the date of the disclosure of each Proprietary Information.

In the event of termination pursuant to Section 5.1.5 3), the party who becomes insolvent or the object of bankruptcy or insolvency proceedings shall either, promptly return to the disclosing party or destroy any and all Proprietary Information or provide written certification from an officer of the company that all Proprietary Information has been destroyed.

7.2    Non-Disclosure of Joint Development Agreement. Hitachi and Exabyte agree not to disclose the existence of the relationship between Exabyte and Hitachi arising under this Joint Development Agreement, the conditions of this Joint Development Agreement or the fact that Hitachi is performing services for Exabyte without the advance written permission of the other party unless such disclosure is lawfully required to be disclosed including but not limited to information required by the Securities and Exchange Commissions regulations.

8	SUPPLY OF PRODUCT

The parties contemplate that Hitachi will supply Product to Exabyte following completion of the Joint Development Agreement. Exabyte agrees that Hitachi shall have the first right of refusal with regard to the supply of Product as long as the conditions specified in section 3.1 have been satisfied. Any such supply of Product shall be subject to separate negotiation of terms and conditions relating to Product price, quantity, configuration, and test requirements. Excepting this Article, any obligation on the part of Exabyte to purchase Product from Hitachi shall be subject to the successful conclusion of a separate supply agreement or an addendum to a current supply agreement.

9	INDEPENDENT CONTRACTOR

Each party represents that it is an independent company that has its own regular place of business and maintains a set of books and records that reflect all items of income and expense. Each party shall operate as an independent entity and is not, and shall not represent itself to be the agent, employee, partner, joint venturer of the other party and may not obligate the other party or otherwise cause the other party to be liable under any contract or otherwise.

10	OBLIGATION UPON ESTATE OR LEGAL REPRESENTATIVE

The rights and obligations of the parties under this Joint Development Agreement shall not be assigned, delegated or transferred in part or in whole to any third party unless as a result of a change in control without prior written consent of the other party, which consent shall not be unreasonably withheld and shall be binding upon the successors and assigns of the parties.

11	SUPERSEDES PRIOR AGREEMENTS

This Joint Development Agreement supersedes any oral or written agreement previously executed by Hitachi and Exabyte relating to the subject matter of this Joint Development Agreement.

12	CHANGES TO THIS JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement may be amended, terminated or superseded only by written agreement between Hitachi and Exabyte that expressly amends, terminates or supersedes this Joint Development Agreement. The controlling language of this Joint Development Agreement and any amendments shall be English.

13	MAINTENANCE OF AGREEMENT

If one or more provisions of this Joint Development Agreement should be invalid, illegal or unenforceable in any respect, the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14	EXPORT CONTROL

The parties agree not to export or re-export, directly or indirectly, (i) any technical data received from the other party under this Joint Development Agreement, or (ii) any product, process or technical data using such received technical data, to any country to which such export or re-export is restricted or prohibited by Japan, U.S. or other relevant laws, without obtaining prior authorization from the competent government authorities as required by those laws. This export control clause shall survive any termination or expiration of this Joint Development Agreement.

15	ARBITRATION

All disputes, controversies or differences which may arise between Exabyte and Hitachi in relation to or in connection with this Joint Development Agreement shall be settled by amicable negotiation by both Exabyte and Hitachi. If both Exabyte and Hitachi are unable to settle such disputes, then, such disputes shall be referred to and finally settled by arbitration as set forth below. If Exabyte shall initiate arbitration proceedings, the arbitration shall be held in Japan in accordance with the rules of such Association. In case Hitachi shall initiate arbitration proceedings, the arbitration shall be held at the arbitrial organization named by Exabyte in the U.S.A. in accordance with the rules of such organization. The award of arbitration shall bind both Exabyte and Hitachi.

16	NOTICES

All notices, requests and other communications called for by this Joint Development Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, to the following address:

TO:	[...***...]	TO:	[...***...]
	[...***...]		[...***...]
	Digital Media Division		Exabyte Corporation
	Hitachi Ltd.		2108 55th Street
	1410 Inada Hitachinaka-shi		Boulder, Colorado 80301

Ibaraki-ken 312-8505 Japan

Phone:	[...***...]	[...***...]
Fax:	[...***...]	[...***...]

IN WITNESS WHEREOF, each party has caused this Joint Development Agreement to be executed by its duly authorized representative.

HITACHI, LTD.	EXABYTE CORPORATION
BY	BY
Norio Ogimoto	Mike Stears
TITLEGeneral Manager	TITLE: VP Engineering and Operations
DATE	DATE

*Confidential Treatment Requested